EX 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Managers
JNL Strategic Income Fund LLC:

We consent to the use of our report dated February 24, 2017, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.
/s/ KPMG LLP

April 18, 2017
Chicago, Illinois